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Exhibit 10.1

APPENDIX X

Agency Code: 12000	Contract No.: C-014386
Period: October 1,1997 - December 31, 2006	Funding Amount for Period: No Change

This is an AGREEMENT between THE STATE OF NEW YORK, acting by and through the Department of Health, having its principal office at Corning Tower, Empire State Plaza, Albany, NY. (hereinafter referred to as the STATE), and WellCare of New York, Inc. hereinafter referred to as the CONTRACTOR), for modification of Contract Number C-014386 as reflected in the attached revisions to Appendix A-2.
All other provisions of said AGREEMENT shall remain in fall force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the dates appearing under their signatures.

CONTRACTOR SIGNATURE	STATE AGENCY SIGNATURE
By: /s/ Todd Farha	By: /s/ Judith Arnold
Todd S. Farha Printed Name	Judith Arnold Printed Name
Title: President and CEO	Title: Deputy Commissioner Division of Planning, Policy & Resource Development
Date: 4/25/06	Date: 4/28/06
State Agency Certification: "In addition to the acceptance of this contract, I also certify that original copies of this signature page will be attached to all other exact copies of this contract."

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

On the 25 day of April 2006, before me personally appeared Todd S. Farha to me known, who being by me duly sworn, did depose and say that he/she resides at Tampa, Florida that he/she is the President and CEO of the WellCare of New York, Inc., the corporation described herein which executed the foregoing instrument and that he/she signed his/her name thereto by order of the board of directors of said corporation.

(Notary) /s/ Rebecca Neal

STATE COMPTROLLER SIGNATURE	Title
Date

APPENDIX A-2
PROGRAM SPECIFIC CLAUSES

Section N is added as follows:

III. CONTRACTOR'S RESPONSIBILITES

N. Marketing/Facilitated Enrollment Integrity

The CONTRACTOR shall institute policies and procedures to prevent fraud and abuse by applicants and marketing/facilitated enrollment staff and take corrective action in a timely fashion against employees engaged in fraud and abuse. The CONTRACTOR shall implement the following:

1. Quality Assurance

The CONTRACTOR shall review all applications for Medicaid, Family Health Plus and Child Health Plus A and B for completeness and logic. This includes those taken by a health plan marketing representatives/facilitators, those submitted by outside facilitators, and those mailed in by applicants. Specifically, the CONTRACTOR'S quality assurance reviewers must confirm that:

• All sections of the application are complete and the application is signed.

• The appropriate documents are included with the application.

• The signature on the application appears to match the signature on any supporting documentation, if applicable. The applicant signature must not appear to match the signature of the marketer/facilitator in the "For Office Use Only" section of the application.

• No white out was used on any documents and that information pertinent to eligibility was not changed in any way without being initialed by the applicant. If pertinent information has been changed without being initialed by the applicant, the CONTRACTOR shall verify the change with the applicant prior to enrollment. The CONTRACTOR may change and initial an applicant-initiated change to the application provided they send the changed, initialed page to the applicant and can document having done so. This requirement does not apply to applications received in the mail directly from the member.

• For CHPlus B applicants listed as undocumented immigrants, the CONTRACTOR must review the application and supporting documentation for a Social Security Number. If a Social Security Number for the applying child is found, the CONTRACTOR shall verify the undocumented status with the applicant. If a Social Security Number is listed, but the family confirms that the child is undocumented, the CONTRACTOR may accept the family's word and note it on the application. The CONTRACTOR shall refer any such case to the STATE for review of the Social Security Number.

• The individuals listed in Section B (Household Information) are consistent with those listed in Section E (Household Income) to be certain that income was not overlooked. The CONTRACTOR must include an explanation on the application (Section E) if a parent or caretaker relative listed in Section B does not have income listed in Section E. This requirement does not apply to applications received in the mail directly from the member.

• For all applications, including child only applications, the CONTRACTOR shall check that the household income is adequate to support the monthly housing payment listed on the application. The question on monthly housing payments is now required for all applicants. The CONTRACTOR must, prior to processing applications that indicate the monthly housing payment is more than 50 percent of the total monthly income, further review the application to determine how the household is meeting its basic financial needs. This includes contacting the family for an explanation. The CONTRACTOR must include an explanation on a comment sheet included with the application as to how the household is meeting its financial obligations.

• For single parent households, the CONTRACTOR shall ensure that child support payments are listed, or if not, that there is a notation in the unearned income part of Section E that the custodial parent does not receive child support. This requirement does not apply to applications received in the mail directly from the member.

If any item above is incomplete or suspect, the CONTRACTOR shall resolve the issue as described above prior to forwarding the application for eligibility determination within the contractor's plan, another health plan or to an LDSS. If the application is signed, but the applicant appears ineligible for any program, it must be forwarded to the appropriate eligibility determining entity batched with the ineligible applications.

For applications received from other facilitated enrollment organizations (e.g., another plan, provider, or community-based organization), the quality assurance review described above is the responsibility of the entity that assisted in completing the application. In these cases, where the CONTRACTOR receives an application from an entity that acted as a facilitator on behalf of a family, the CONTRACTOR shall review the application for logic and completeness according to the criteria above. However, any applications requiring verification with the family or an employer shall be returned to the originating facilitated enrollment entity as an incomplete application.

The CONTRACTOR shall attach to the application a quality assurance check list developed by the STATE and signed by the CONTRACTOR as an attestation of completing a quality assurance review process. The checklist shall be included with all applications submitted to the LDSS or other health plans. The CONTRACTOR shall maintain a copy of the checklist for their files. For CHPlus B enrollees, the check list should be included in the file which will be subject to review at audit. Alternatively, for CHPlus B applications, the CONTRACTOR may utilize its own electronic quality assurance checklist that shall be available for STATE review during an audit.

2. Targeted Verification

The CONTRACTOR shall verify the information taken by their marketers/facilitators with the family or employer (if applicable), using a sample of applications, which include the following four categories:

• Applications with non-aipplying children or adults (if applicable) that impact eligibility.

• Applications with a self-declaration of income.

• Applications with a declaration of no income/letter of support.

• Applications with employer letters as income documentation. The income information in these applications must be verified with the employer.

CONTRACTORS that do not take applications from applicants other than through the mail shall not be required to conduct verification phone calls provided such applications do not contain a high volume of the above four categories as determined by the STATE. The STATE will conduct special audits of the applications taken by these plans through the mail to determine whether additional verification is required.

The CONTRACTOR shall conduct verification phone calls on a stratified sample of applications to confirm the information provided by the applicant prior to its being submitted to the LDSS, another health plan, or enrolled in CHPlus B. The CONTRACTOR may develop its own process for conducting the verification phone calls. The sample may be drawn monthly or quarterly. For large plans (more than 300 applications completed by facilitators per month) the sample shall be at least 10 percent of all applications in the period (month or quarter). Smaller plans (less than 300 per month) will need to verify 30 applications in these categories, collectively, per period. The CONTRACTOR is not required to track applications by the four categories above. That is one option for drawing the sample. Another option is to take a random sample of all applications at a percent believed to be high enough that the sample captures applications from each of the four categories above. The CONTRACTOR'S methodology for completing the verification phone calls shall be approved by the STATE prior to implementation and must be based on a projected number of applications to be received within each category.

The CONTRACTOR shall over sample in the categories to be verified to permit replacement of those the plan is unable to reach. The CONTRACTOR may drop and replace applicants they are unable to verify due to an inability to reach the family after three attempts. There is no limit on the number that can be replaced as long as the final sample meets the number agreed upon in the CONTRACTOR'S plan approved by the STATE that shall be submitted pursuant to this agreement. The CONTRACTOR is required to provide information to the STATE on the dropped cases including the number dropped in a period, the reasons for replacement (e.g., unable to contact, refused to cooperate). The CONTRACTOR shall make at least three attempts to contact the family at different times of the day (e.g., morning, afternoon, evening) prior to dropping the case. The replacement case shall fall within the same category as the sample case. For example, if the dropped case includes non-applying people affecting eligibility, the replacement case shall include non-applying people.

Applications must be verified by the CONTRACTOR on a prospective basis, however, the CONTRACTOR is prohibited from delaying enrollment in order to implement such verification. The CONTRACTOR shall determine the sample and conduct the calls on an ongoing basis so as not to delay enrollment. The CONTRACTOR shall develop a methodology to conduct verification, based on the expected number of applications in each category.

If the applicant concurs with all! the information on the application, the CONTRACTOR is not required to take additional steps to verify the information. The CONTRACTOR must still complete the checklist.

If the CONTRACTOR, through a verification phone call, finds that the application includes inaccurate information or misrepresentation of the applicant's circumstances, the CONTRACTOR must make best efforts to determine if the inaccuracy was due to actions of the marketer/facilitator. The CONTRACTOR must investigate if the marketer/facilitator acted with the intent to falsify the application. The CONTRACTOR must not enroll the applicant if the new information renders them ineligible.

If the CONTRACTOR finds that the marketer/facilitator's action did result in false information on the application, the CONTRACTOR shall remove the employee as a facilitator immediately and follow the CONTRACTOR'S process for employee disciplinary action. In addition, the CONTRACTOR shall review one month of prior applications taken by that marketer/facilitator. If evidence of fraud is found on any one of those applications, the CONTRACTOR shall review an additional two months of prior applications taken by the marketer/facilitator.

If the intent is unclear or it is determined the marketer/facilitator made a mistake, the CONTRACTOR shall re-train the employee immediately. The CONTRACTOR shall review all subsequent applications submitted by the marketer/facilitator for the next month to ensure compliance. If continued mistakes are found on those applications, the CONTRACTOR shall remove the employee as a facilitator immediately and follow the CONTRACTOR'S employee disciplinary action procedures. The review of individual marketer/facilitator applications shall encompass all applications for the period and does not need to be sorted into the four categories above.

Verification of a specific facilitator's applications cannot substitute for the CONTRACTOR'S sample review required by this section of the AGREEMENT. The CONTRACTOR must make the appropriate adjustments to claims for CHPlus B applications found to be ineligible and must report their findings to the STATE. If CHPlus A, Medicaid, or FHPlus applicants appear ineligible for those programs, the CONTRACTOR shall refer those cases to the appropriate LDSS for review and action.

The CONTRACTOR shall protect applicants who have been subjected to facilitator fraud. For those applications that are verified prior to enrollment the CONTRACTOR shall:

• Enroll applicants or forward to the LDSS those applications in which the information is verified by the applicant.

• Enroll applicants or forward with corrections to the LDSS those applications in which information was omitted by the facilitator, but the individual is still eligible. The CONTRACTOR may obtain the corrected information over the phone, initial the application, and send a copy of the updated information to the applicant.

• Forward all signed Medicaid applications to LDSS batched according to whether applicants appear eligible or ineligible.

For cases in which the CONTRACTOR retroactively reviewed the applications of a facilitator found to have committed fraud, the CONTRACTOR shall:

• Do nothing with enrollees who confirm the information on the application.

• Inform the LDSS of any Medicaid enrollees who may not be eligible based on the retrospective review.

• Allow CHPlus B enrollees to reapply if it appears that they may still be eligible for coverage. Coverage for a CHPlus B enrollee may be continued for two months while the new application is completed and processed. During this time any CHPlus B applicant found to be eligible in a higher family contribution category will be permitted to remain enrolled provided they remit the appropriate family contribution. A new code will be added to the KIDS system to permit the CONTRACTOR to track these children.

• Forward all new CHPlus A, Medicaid, and FHPlus applications to the LDSS with an explanation of the results of the verification.

If during the course of the verification process, the CONTRACTOR identifies cases of fraud committed by applicants and/or enrollees, those cases, with supporting evidence, shall be submitted to the STATE.

3. Field Monitoring

The CONTRACTOR shall conduct field monitoring of their marketers/facilitators, including announced and unannounced observed interviews between marketers/facilitators and applicants. If the CONTRACTOR does not have field marketers, it shall develop a process for observing the actions of their marketers when assisting applicants (e.g., over the telephone). This process must be reviewed and approved by the STATE.

The CONTRACTOR shall conduct secret shopping of their marketers/facilitators to ensure that marketers/facilitators are following the rules and do not coach or condone applicants to falsify information. The CONTRACTOR may use its employees as secret shoppers or may contract with another entity for such services. If all application assistance by the CONTRACTOR is provided over the telephone, the CONTRACTOR may meet the secret shopping requirement by recording telephone conversations to ensure the accuracy of the information provided.

The CONTRACTOR must immediately remove from facilitated enrollment activities any marketing representative or facilitator found to be coaching or condoning applicants to falsify information. The CONTRACTOR must review all applications of any employee found to be engaged in fraud for the prior three months, make the appropriate adjustments to claims for applicants found to be ineligible, and report such findings to the STATE and the LDSS, if applicable.

The CONTRACTOR shall submit its secret shopping plan to the STATE for approval prior to implementation.

4. Training

All facilitated enrollment staff hired by the CONTRACTOR after the date of this amendment must attend the STATE sponsored training. If STATE training is not available at that specific time, new employees may be trained by the CONTRACTOR using the training materials developed by the STATE. New employees may begin facilitated enrollment activities only after they are trained by the CONTRACTOR or the STATE. Those who begin facilitated enrollment activities following training by the CONTRACTOR shall attend the next scheduled STATE training. The CONTRACTOR shall continue to provide semi-annual refresher training. Additionally, the CONTRACTOR'S facilitated enrollment staff must attend any mandatory LDSS "Integrity Training" programs. The CONTRACTOR'S training must include:

• Classroom training
• Field training
• Refresher training
• Field monitoring
• Probationary period for new marketers/enrollers
• Facilitator exam

The CONTRACTOR shall require all marketers/facilitators to sign an attestation that they attended training and that they fully understand the rules before being permitted to provide application assistance. This applies to new employees as well as marketers/facilitators who have been taking applications prior to the effective date of this amendment. This attestation shall include rules about program integrity (e.g., the facilitator knows all income must be reported including any off the books income). The CONTRACTOR shall retain a copy of this form in the employee's employment records. The CONTRACTOR'S attestation form shall be approved by the STATE.

5. Reports

The CONTRACTOR must submit quarterly reports on the results of these monitoring activities. The report is due 30 days after the end of the quarter beginning immediately after the STATE has approved the field monitoring programs. Thereafter, each quarterly report shall be due within 30 days following the end of the quarter. The reports shall include:

• The outcome of the quality assurance activities (e.g., number of applications requiring further review, number of applicants found ineligible upon further review, improper marketing/facilitated enrollment activities).

• The number of applications in each of the four categories to be verified and the outcome of the verification phone calls (i.e., those found eligible, those that appear ineligible based on current program rules, and those found eligible in a different subsidy category).

• The number of observed interviews and/or secret shopping encounters and the results of those encounters.

• The number of facilitated enrollment employees terminated for fraud during the period and the reason for each termination. This report must also include the name and last known address of each terminated employee.

• The names and identification numbers of the enrollees that were identified as problematic as a result of reviewing applications taken by a terminated employee. Information shall include the name of the program the enrollee is in, the enrollee's county of residence and the effective date of enrollment. .

This report will be added to the current list of reports, via certified letter to the CONTRACTOR'S Chief Executive Officer, and subject to the 2 percent penalty for late reports.

6. Effective Date

This contract amendment shall be effective immediately. The CONTRACTOR has 30 days from the date of this amendment to submit a plan to the STATE which outlines how they will meet the requirements of this section and the timeframe for implementation. Failure to submit a plan in the required timeframe shall result in the CONTRACTOR'S suspension of facilitated enrollment activities for all programs. The CONTRACTOR shall be in full compliance no later than 90 days after the CONTRACTOR'S program has been approved by the STATE.

Quality Assurance Checklist
This checklist must be completed and signed by Quality Assurance Staffer the Facilitator Supervisor.

☐	All required sections of the application are complete

☐	All required documents are included with the application

☐	Signature match review completed

☐	Information pertinent to eligibility is not altered without applicant initials or facilitator initials and notice to the applicant, as necessary

Internal consistency checks completed:

☐	Household Composition/Reported Income review and verification

☐	Housing expenses review and verification

☐	Child support income review and verification

☐	Undocumented immigrant review

Signature of Reviewer: ______________________________________
Print Name: ______________________________________________
FE Organization:___________________________________________
Date: ___________________________________________________